Exhibit 99.01

Sept. 24, 2003

Xcel Energy, state agencies reach settlement agreement
regarding power outage reporting issues

     MINNEAPOLIS — Xcel Energy, the Minnesota Department of Commerce and the Minnesota Office of the Attorney General have reached a settlement agreement addressing issues stemming from an investigation into power outage reporting in Minnesota.

     The agreement today will be submitted for approval to the Minnesota Public Utilities Commission, which ordered the investigation following allegations that Xcel Energy altered records to shorten the duration of outages reported to the commission.

     Pat Vincent, president of Xcel Energy’s Customer and Field Operations business unit, said, “We take very seriously the reporting of reliable data and were troubled by the allegations of insufficient documentation and inaccurate reporting. I’m pleased that this agreement brings resolution of this issue, subject to the approval of the commission.

     “Service reliability has been and remains a company priority,” Vincent said. “The provisions of today’s agreement will clarify the regulatory reporting standards and provide for additional customer-response measures.”

     The Commerce Department and Attorney General’s Office retained Fraudwise, an independent accounting and consulting company, to examine Xcel Energy’s outage records. Since Fraudwise issued its final report on Aug. 1, representatives of Xcel Energy and the state agencies have been addressing the issues raised in the report.

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- Page 2 of 2, Settlement Agreement -

     Among the agreement’s key provisions:

•	In recognition of the inconvenience or cost caused by outages, Xcel Energy agrees to pay $1 million in refunds to Minnesota customers who have experienced the longest duration of outages. Details of the refund program will be provided to the commission and are subject to its approval.

•	Xcel Energy agrees to undertake additional actions to improve system reliability in an effort to reduce outage frequency and duration. These actions will target the primary outage causes, including tree trimming and cable replacement. At least an additional $15 million is to be spent in Minnesota on these outage prevention improvements by Jan. 1, 2005.

     Vincent said Xcel Energy also has agreed to establish an ombudsperson position for customers affected by repeat outages and to hold meetings in areas with frequent outages.

     “We have many dedicated employees, and we are committed to improving service quality and customer communications related to outages,” she said. “We understand the impact outages have on our customers. In addition to actions to reduce outages, we will work to provide better, more direct communications to help increase customer satisfaction.”

     The settlement agreement is posted on Xcel Energy’s Web site at www.xcelenergy.com

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